EXHIBIT 99.1
                                                              September 16, 2003


                  Metris Announces $590 Million Portfolio Sale

MINNETONKA, Minn. (September xx, 2003) - Metris Companies Inc. (NYSE: MXT) announced today that it has closed on the sale of a portfolio of approximately 160,000 credit card accounts and $590 million in receivables. The Company announced the sale of approximately $145 million of accounts and receivables from Direct Merchants Credit Card Bank, its wholly owned subsidiary, and approximately $445 million of receivables from Metris Receivables, Inc., its wholly owned subsidiary, which were held by the Metris Master Trust prior to the sale.

The Company will set aside a portion of the proceeds from this sale to support compliance with its agreement with the Office of the Comptroller of the Currency
(OCC) to eliminate the risk associated with the federally insured deposits at Direct Merchants Credit Card Bank. As a result of the sale, Metris will take a third-quarter 2003 pre-tax charge of approximately $75 to $85 million, which will include a write-down of consumer-based intangibles associated with the sold receivables. The sale will result in a small cash increase for the Company due to its financing structure. The loss associated with the portfolio sale will be largely offset by a gain to be realized in the third quarter from the previously announced sale of the membership and warranty products and operations of Metris' enhancement services business.

"We are pleased to announce the closing of this portfolio sale," said David Wesselink, Metris Chairman and CEO. "The transaction provides multiple advantages for the Company, including enhancing our overall liquidity position while supporting our efforts to meet our regulatory requirements of eliminating the deposit risk at our bank."

Metris Companies Inc. (NYSE: MXT), based in Minnetonka, Minn., is one of the largest bankcard issuers in the United States. The company issues credit cards through Direct Merchants Credit Card Bank, N.A., a wholly owned subsidiary headquartered in Scottsdale, Ariz. For more information, visit www.metriscompanies.com or www.directmerchantsbank.com.

Certain information discussed in this press release may constitute forward-looking statements within the meaning of the Federal Securities law. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those factors are: higher delinquency, charge-off and bankruptcy rates of the Company's target market of moderate-income consumers; risks associated with Direct Merchants Credit Card Bank's ability to comply with its agreement with regulators regarding the safety and soundness of its operations; risks relating to the Company's continuing ability to market enhancement services and debt waiver/debt suspension products, and maintain or expand on current levels in that business; interest rate risks; risks associated with acquired portfolios; dependence on the securitization markets and other funding sources to fund our business, including the refinancing of existing indebtedness; reduced funding availability and increased funding costs; state and federal laws and regulations that limit the Company's business activities, product offerings and fees; privacy laws that could result in lower marketing revenue and penalties for non-compliance; and general economic conditions that can have a negative impact on the performance of loans and marketing of enhancement services and its debt waiver/debt suspension products. For further information on factors that could impact the Company, and statements contained herein, reference should be made to the Company's filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K.

    Media Relations                             Investor Relations
    Mike Smith                                  Scott Fjellman
    Vice President                              Senior Vice President
    Phone: 952.417.5759                         Phone: 952.358.4508
    Fax: 952.417.5613                           Fax: 952.593.4733